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                                                    hours per form ........14.90
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                 FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (Amendment No. 1)

                         PENNCORP FINANCIAL GROUP, INC.
 ______________________________________________________________________________
                                (Name of Issuer)

                                  COMMON STOCK
 ______________________________________________________________________________
                        (Title and Class of Securities)

                                   708094107
                ________________________________________________
                                 (CUSIP Number)

             Jeffrey S. Lambert, Strome Investment Management, L.P.
    100 Wilshire Blvd., 15/th/ Floor, Santa Monica, CA 90401 (310) 917-6600
 ______________________________________________________________________________
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                October 27, 1999
          ____________________________________________________________
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of (S)(S) 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                       --------------------
 CUSIP NO. 708094107                                         PAGE 2 OF 12 PAGES
---------------------                                       --------------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
1
     Strome Investment Management, L.P., #95-4450882
--------------------------------------------------------------------------------
     CHECK THE BOX IF A MEMBER OF A GROUP*
2                                                  (a)  [X]
                                                   (b)  [ ]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     SOURCE OF FUNDS*
4
     WC
--------------------------------------------------------------------------------
     CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEDINGS IS REQUIRED PURSUANT
5    TO ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
6
     Delaware
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
       NUMBER OF         7

        SHARES      ------------------------------------------------------------
                              SHARED VOTING POWER
     BENEFICIALLY        8
                              1,449,800
       OWNED BY     ------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
         EACH            9

       REPORTING    ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
        PERSON
                         10
         WITH                 1,449,800
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
                              1,449,800
--------------------------------------------------------------------------------
     CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
     [ ]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
     4.99%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
14
     PN, IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                       --------------------
 CUSIP NO. 708094107                                         PAGE 3 OF 12 PAGES
---------------------                                       --------------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
1
     SSCO, Inc., 95-4450883
--------------------------------------------------------------------------------
     CHECK THE BOX IF A MEMBER OF A GROUP*
2                                                  (a)  [X]
                                                   (b)  [ ]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     SOURCE OF FUNDS*
4
     WC
--------------------------------------------------------------------------------
     CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEDINGS IS REQUIRED PURSUANT
5    TO ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
6
     Delaware
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
       NUMBER OF         7

        SHARES       -----------------------------------------------------------
                              SHARED VOTING POWER
     BENEFICIALLY        8
                              1,449,800
       OWNED BY     ------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
         EACH            9

       REPORTING    ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
        PERSON
                         10
         WITH                 1,449,800
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
                              1,449,800
--------------------------------------------------------------------------------
     CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
     [ ]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
     4.99%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
14
     CO, HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

---------------------                                       --------------------
 CUSIP NO. 708094107                                         PAGE 4 OF 12 PAGES
---------------------                                       --------------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
1
     Mark E. Strome
--------------------------------------------------------------------------------
     CHECK THE BOX IF A MEMBER OF A GROUP*
2                                                  (a)  [X]
                                                   (b)  [ ]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     SOURCE OF FUNDS*
4
     WC
--------------------------------------------------------------------------------
     CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEDINGS IS REQUIRED PURSUANT
5    TO ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
6
     United States
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
      NUMBER OF          7

        SHARES      ------------------------------------------------------------
                              SHARED VOTING POWER
     BENEFICIALLY        8
                              1,449,800
       OWNED BY     ------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
         EACH            9

       REPORTING    ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
        PERSON
                         10
         WITH                 1,449,800
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
                              1,449,800
--------------------------------------------------------------------------------
     CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
     [ ]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
     4.99%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
14
     IN, HC
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------                                   ----------------------
  CUSIP NO. 708094107                                       PAGE 5 OF 12 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
1
     Strome Partners, L.P., #95-4372590
--------------------------------------------------------------------------------
     CHECK THE BOX IF A MEMBER OF A GROUP*
2                                                  (a)  [X]
                                                   (b)  [ ]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     SOURCE OF FUNDS*
4
     WC
--------------------------------------------------------------------------------
     CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEDINGS IS REQUIRED PURSUANT
5    TO ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
6
     Delaware
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
       NUMBER OF         7

        SHARES      ------------------------------------------------------------
                              SHARED VOTING POWER
     BENEFICIALLY        8
                              237,136
       OWNED BY     ------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
         EACH            9

       REPORTING    ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
        PERSON
                         10
         WITH                 237,136
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
                              237,136
--------------------------------------------------------------------------------
     CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
     [ ]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
     0.82%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
14
     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------                                   ----------------------
  CUSIP NO. 708094107                                       PAGE 6 OF 12 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
1
     Strome Offshore Limited
--------------------------------------------------------------------------------
     CHECK THE BOX IF A MEMBER OF A GROUP*
2                                                  (a)  [X]
                                                   (b)  [ ]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     SOURCE OF FUNDS*
4
     WC
--------------------------------------------------------------------------------
     CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEDINGS IS REQUIRED PURSUANT
5    TO ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
6
     Cayman Islands
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
       NUMBER OF         7

        SHARES      ------------------------------------------------------------
                              SHARED VOTING POWER
     BENEFICIALLY        8
                              916,244
       OWNED BY     ------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
         EACH            9

      REPORTING     ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
       PERSON
                         10
        WITH                  916,244
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
                              916,244
--------------------------------------------------------------------------------
     CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
     [ ]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
     3.16%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
14
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------                                   ----------------------
  CUSIP NO. 708094107                                       PAGE 7 OF 12 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
1
     Strome Hedgecap Fund, L.P., #95-4385662
--------------------------------------------------------------------------------
     CHECK THE BOX IF A MEMBER OF A GROUP*
2                                                  (a)  [X]
                                                   (b)  [ ]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     SOURCE OF FUNDS*
4
     WC
--------------------------------------------------------------------------------
     CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEDINGS IS REQUIRED PURSUANT
5    TO ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
6
     Delaware
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
       NUMBER OF         7

        SHARES      ------------------------------------------------------------
                              SHARED VOTING POWER
     BENEFICIALLY        8
                              251,957
       OWNED BY     ------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
         EACH            9

      REPORTING     ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
       PERSON
                         10
        WITH                  251,957
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
                              251,957
--------------------------------------------------------------------------------
     CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
     [ ]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
     0.87%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
14
     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------                                   ----------------------
  CUSIP NO. 708094107                                       PAGE 8 OF 12 PAGES
-----------------------                                   ----------------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
1
     Strome Hedgecap Limited
--------------------------------------------------------------------------------
     CHECK THE BOX IF A MEMBER OF A GROUP*
2                                                  (a)  [X]
                                                   (b)  [ ]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     SOURCE OF FUNDS*
4
     WC
--------------------------------------------------------------------------------
     CHECK THE BOX IF DISCLOSURE OF LEGAL PROCEDINGS IS REQUIRED PURSUANT
5    TO ITEMS 2(d) OR 2(e) [ ]

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
6
     Cayman Islands
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
      NUMBER OF          7

        SHARES      ------------------------------------------------------------
                              SHARED VOTING POWER
     BENEFICIALLY        8
                              44,463
       OWNED BY     ------------------------------------------------------------
                              SOLE DISPOSITIVE POWER
         EACH            9

       REPORTING    ------------------------------------------------------------
                              SHARED DISPOSITIVE POWER
        PERSON
                         10
         WITH                 44,463
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
                              44,463
--------------------------------------------------------------------------------
     CHECK THE BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
     [ ]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
     0.15%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON*
14
     CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

-----------------------                                   ----------------------
  CUSIP NO. 708094107                                       PAGE 9 OF 12 PAGES
-----------------------                                   ----------------------

Item 1.   Security and Issuer

     This Amendment to the statement on Schedule 13D filed on June 4, 1999 relates to the Common Stock, par value $.01 (the "Stock"), of PennCorp Financial Group, Inc. (the "Company"). The Stock trades on the New York Stock Exchange. The Company's principal executive offices are located at 717 North Harwood Street, Dallas, Texas 75201. The number of issued and outstanding shares of Stock as of August 11, 1999, as set forth in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1999, is 29,026,496. All terms not defined herein have the meanings ascribed to them in the original statement on Schedule 13D.

Item 5.   Interest in Securities of the Issuer.

(a) As of the date hereof, each member of the Group has the following interest in the securities of the Issuer:

(i) SP beneficially owns 237,136 shares of Stock and is the beneficial owner of 0.82% of the Stock.

     (ii) SOFF beneficially owns 916,244 shares of Stock and is the beneficial owner of 3.16% of the Stock.

     (iii) SHCF beneficially owns 251,957 shares of Stock and is the beneficial owner of 0.87% of the Stock.

     (iv) SHCL beneficially owns 44,463 shares of Stock and is the beneficial owner of 0.15% of the Stock.

     (v) SIM, (y) as general partner of and discretionary investment adviser to SP and SHCF and (z) discretionary investment adviser to SOFF and SHCL, beneficially owns 1,449,800 shares of Stock and is the beneficial owner of 4.99% of the Stock.

     (vi) SSCO, as the general partner of SIM, beneficially owns 1,449,800 shares of the Stock and is the beneficial owner of 4.99% of the Stock.

     (vii) Strome, as a settlor and trustee of The Mark E. Strome Living Trust dated 1/16/97, which trust is the controlling shareholder of SSCO, beneficially owns 1,449,800 shares of the Stock, and is the beneficial owner of 4.99% of the Stock.

     The Reporting Persons in the aggregate may be deemed to own an aggregate of 4.99% of the Stock.

(b) SIM, a registered investment adviser, SSCO, its general partner and Strome, a trustee of SSCO's controlling shareholder, have the right or the power to direct the receipt of dividends from the Stock, to direct the receipt of proceeds from the sale of Stock to SIM's investment advisory clients (i.e., the Funds) and to direct the vote on behalf of the Funds. No Fund owns more than 5% of the Stock.

-----------------------                                  -----------------------
  CUSIP NO. 708094107                                      PAGE 10 OF 12 PAGES
-----------------------                                  -----------------------

=================================================================================
             No. of       Percentage     Sole     Shared       Sole      Shared
             Shares        of Class     Power    Power to     Power     Power to
          Beneficially                   to        Vote         to       Dispose
              Owned                      Vote                 Dispose
---------------------------------------------------------------------------------
SP             237,136         0.82%        0        237,136        0     237,136
---------------------------------------------------------------------------------
SOFF           916,244         3.16%        0        916,244        0     916,244
---------------------------------------------------------------------------------
SHCF           251,957         0.87%        0        251,957        0     251,957
---------------------------------------------------------------------------------
SHCL            44,463         0.15%        0         44,463        0      44,463
---------------------------------------------------------------------------------
SIM          1,449,800         4.99%        0      1,449,800        0   1,449,800
---------------------------------------------------------------------------------
SSCO         1,449,800         4.99%        0      1,449,800        0   1,449,800
---------------------------------------------------------------------------------
Strome       1,449,800         4.99%        0      1,449,800        0   1,449,800
=================================================================================

     (c) The trading dates, number of shares purchased or sold and price paid per share for all transactions by the Reporting Persons since August 27, 1999 are set forth below. All such transactions were open market transactions and were effected on the New York Stock Exchange. No other transactions were effected by the Reporting Persons during such period.

====================================================================================
    PARTY         TRADE DATE       BOUGHT (SOLD)      NET AMOUNT          PER SHARE
------------------------------------------------------------------------------------
     SP            10/11/99           (2,928)          $1,771.37           $0.6250
------------------------------------------------------------------------------------
     SP            10/12/99           (4,000)          $2,169.92           $0.5625
------------------------------------------------------------------------------------
     SP            10/13/99           (4,000)          $2,209.92           $0.5625
------------------------------------------------------------------------------------
     SP            10/22/99           (1,440)          $  795.57           $0.5625
------------------------------------------------------------------------------------
     SP            10/25/99           (2,560)          $1,337.55           $0.5625
------------------------------------------------------------------------------------
     SP            10/26/99           (4,000)          $2,209.92           $0.5625
------------------------------------------------------------------------------------
     SP            10/27/99           (1,760)          $  972.40           $0.5625
------------------------------------------------------------------------------------
    SOFF           10/11/99          (11,712)          $7,085.51           $0.6250
------------------------------------------------------------------------------------
    SOFF           10/12/99          (16,000)          $8,679.70           $0.5625
------------------------------------------------------------------------------------
    SOFF           10/13/99          (16,000)          $8,839.70           $0.5625
------------------------------------------------------------------------------------
    SOFF           10/22/99           (5,760)          $3,182.29           $0.5625
------------------------------------------------------------------------------------
    SOFF           10/25/99          (10,240)          $5,350.20           $0.5625
------------------------------------------------------------------------------------
    SOFF           10/26/99          (16,000)          $8,839.70           $0.5625
------------------------------------------------------------------------------------
    SOFF           10/27/99           (7,040)          $3,889.60           $0.5625
------------------------------------------------------------------------------------
    SSHF           10/11/99           (3,111)          $1,882.09           $0.6250
------------------------------------------------------------------------------------
    SSHF           10/12/99           (4,250)          $2,305.55           $0.5625
------------------------------------------------------------------------------------
    SSHF           10/13/99           (4,250)          $2,348.05           $0.5625
====================================================================================

-----------------------                                   ----------------------
  CUSIP NO. 708094107                                       PAGE 11 OF 12 PAGES
-----------------------                                   ----------------------

=========================================================================================
     PARTY             TRADE DATE       BOUGHT (SOLD)      NET AMOUNT          PER SHARE
-----------------------------------------------------------------------------------------
      SSHF              10/22/99           (1,530)          $  845.30           $0.5625
-----------------------------------------------------------------------------------------
      SSHF              10/25/99           (2,720)          $1,421.14           $0.5625
-----------------------------------------------------------------------------------------
      SSHF              10/26/99           (4,250)          $2,348.05           $0.5625
-----------------------------------------------------------------------------------------
      SSHF              10/27/99           (1,870)          $1,033.18           $0.5625
-----------------------------------------------------------------------------------------
      SSHL              10/11/99             (549)          $  332.13           $0.6250
-----------------------------------------------------------------------------------------
      SSHL              10/12/99             (750)          $  406.86           $0.5625
-----------------------------------------------------------------------------------------
      SSHL              10/13/99             (750)          $  414.36           $0.5625
-----------------------------------------------------------------------------------------
      SSHL              10/22/99             (270)          $  149.17           $0.5625
-----------------------------------------------------------------------------------------
      SSHL              10/25/99             (480)          $  250.79           $0.5625
-----------------------------------------------------------------------------------------
      SSHL              10/26/99             (750)          $  414.36           $0.5625
-----------------------------------------------------------------------------------------
      SSHL              10/27/99             (330)          $  182.33           $0.5625
=========================================================================================

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

STROME PARTNERS, L.P.
By:  Strome Investment Management, L.P., general partner
     by its general partner, SSCO, Inc.

     By:  /s/ Jeffrey S. Lambert
         ------------------------------------
              Jeffrey S. Lambert
              Chief Operating Officer

STROME OFFSHORE LIMITED

By:       /s/ Jeffrey S. Lambert
     ----------------------------------------
          Jeffrey S. Lambert
          Director

STROME HEDGECAP FUND, L.P.
By:  Strome Investment Management, L.P., general partner
     by its general partner, SSCO, Inc.

     By:  /s/ Jeffrey S. Lambert
         ------------------------------------
              Jeffrey S. Lambert
              Chief Operating Officer

STROME HEDGECAP LIMITED

-----------------------                                   ----------------------
  CUSIP NO. 708094107                                       PAGE 12 OF 12 PAGES
-----------------------                                   ----------------------

By:  /s/ Jeffrey S. Lambert
    ---------------------------------
         Jeffrey S. Lambert
         Director

STROME INVESTMENT MANAGEMENT, L.P.
By:  SSCO, Inc., general partner


     By:  /s/ Jeffrey S. Lambert
         ----------------------------
              Jeffrey S. Lambert
              Chief Operating Officer

SSCO, INC.


By:  /s/ Jeffrey S. Lambert
    ---------------------------------
         Jeffrey S. Lambert
         Chief Operating Officer

MARK E. STROME

/s/ Jeffrey S. Lambert
-------------------------------------
Mark E. Strome

Date: October 27, 1999